EXHIBIT 10.24

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of August 17, 2021, by and between SOBR Safe, Inc., a Delaware corporation, (the "Company"), and Scott Bennett (the "Executive").

WITNESSETH:

WHEREAS, Company desires to benefit from Executive's expertise and employ him as Chief Revenue Officer and he is willing to accept such employment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. The Company agrees to employ Executive as its EVP of Business Operations, and Executive accepts such employment and agrees to perform full-time executive employment services for the Company, subject always to resolutions of the Board of Directors of the Company (the "Board"), for the period and upon the other terms and conditions set forth in this Agreement.

2. Term. The term of Executive's employment hereunder (the "Term") shall commence on October 11, 2021 (the "Effective Date"), and shall continue until the earlier of (i) two (2) years after the Effective Date or (ii) the date this Agreement is terminated upon written notice by either party as set forth in Section 5 (Termination). Sections 6 (Compensation upon the Termination of Executive's Employment) and 7 (Change of Control) of this Agreement shall govern the amount of any compensation to be paid to Executive upon termination of this Agreement and his employment.

3. Position and Duties.

3.1. Service with the Company. During the Term of this Agreement, Executive agrees to perform such executive employment duties consistent with a EVP of Business Operations as the Company's Chief Executive Officer and/or Board of Directors shall reasonably assign to him from time to time. Executive will report directly to the Company's Chief Executive Officer.

3.2. No Conflicting Duties. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or Executive's fiduciary obligations to the Company.

3.3. Location. Denver Colorado metropolitan area.

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4. Compensation and Benefits.

4.1. Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual salary of One Hundred Seventy Five Thousand Dollars ($175,000) (the "Base Salary"). The Base Salary is payable in equal installments in accordance with the Company's regular payroll practices. The Base Salary shall be subject to review and change at the discretion of the Board (or its Compensation Committee).

4.2. Grant of Stock Options. Executive will be granted incentive stock options to acquire I 00,000 shares of the Company's common stock and 50,000 Restricted Stock Units under the Company's 2019 Equity Incentive Plan. A separate Incentive Stock Option Agreement and Restricted Stock Agreement will be issued for the stock options and the Restricted Stock Units, respectively, and will contain the terms of the stock option and Restricted Stock Units. The stock options will have an exercise price equal to 110% of the fair market value of the Company's common stock on the Effective Date, a vesting schedule of equal quarterly installments (I/24th per month) over a three year period, and an expiration date of ten (10) years after grant, with all other standard terms in accordance with the Company's 2019 Equity Incentive Plan. The Restricted Stock Units will vest upon the earlier to occur of (i) the expiration of any lock-upperiod that includes any securities of the Company owned by the Participant after the uplift of the Company to a national exchange (NASDAQ, NYSE, etc.) or (ii) January 1, 2023.

4.3. Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company's executive employees, including, without limitation, medical, dental, vision, disability, life insurance, 40l(k) plan, sick days, vacation, and holidays. Executive's participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. In addition, during the Term of this Agreement, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by Company on substantially the same or a more favorabie basis as any other employee of Company. The Company will pay directly or reimburse Executive for supplemental disability coverage, in an amount approved by the Board (or its Compensation Committee, if applicable). The benefit plans described in this Section 4.4 are collectively referred to in this Agreement as "Benefit Plans."

4.4. Business Expenses. In accordance with the Company's policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentrn\'nt of appropriate supporting documentation. In addition, the Company will reimburse or pay directly for Executive's personal executive development expenses, in a maximum amount to be approved by the Board (or its Compensation Committee·, if applicable). ·

4.5. Key Man Life Insurance. During the Term of this Agreement, the Company has the right to maintain and pay the premiums for a "Key Man" life insurance policy relating to Executive in a coverage amount of $1,000,000. The Company will be named as the beneficiary of such policies.

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5. Termination.

5.1. Disaba'ity. At the Company's el c ion, Executiye's employment shall terminate upon Executive's becoming totally or permanently disabled for a period of three (3) consecutive inonths. For purposes of this t',.gr!"ement, the· term "totally or permanently disabled" or "total or permanent disability" means Executive's inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement. The·Company may only make a determination that Executive is totally or permanently disabled or has a total or permanent disability upon receipt of such a determination from Executive's regular, treating physician. Executive, or Executive's authori:i;ed personal representative, will instruct Executive's regular, ·treating physician to furnish to the Company such physician's det rmination of whether Executive is totally or permanently  disabled  or has a total or permanent disability upon Executive's, or Executive's authorized personal representative's, receipt of a written request from the Company, signed by any officer, and Executive. hereby (a) waives any• privilege of confidential treatment by such physician in that connection, and (b) agrees to sub·mit to such physical and psychiatric examinations and tests as shall be reasonably necessary or appropriate to enable the Company to determine that Executive is totally or permanently disabled or has a total or permanent disability. · ·

5.2. Death of Executive. Exec1,ltive's empl9yment shall terminate immediately upon the death of Executive.

5.3. Termination for Cause.· The Company may terminate Executive's employment at any time for•"Cause" (as hereinafter defined) immediately upon written notice to Executive.   As used herein, tl':te term "Cause". shall - meah that Executive shall have (i) committed any act of fraud, ein_bezzle.ment, 'dishonesty or any other willful misconduct that is demonstrably and materially injurious to the Company, or (ii) in the reasonable judgment of the Board, violated any material written Company policy or rules of the Company, unless cured by Executive within 30 days following written notice thereof to Executive; or (iii) refused to· follow the reasonable written directions given by the Board or its designee or breached any covenant or obligation under this Agreement or other agreement with the Company, anless cured by Executive within thirty (30)  days following written notice thereof to Executive. No act Or failure to act by Executive shall be considered ·"willful" unless, committed without good faith and without a reasonable belief that the act or omission was in.the Company's best interest.

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5.4. Resignation.  Executive's employment shall terminate on the earlier of the date that is thirty (30) days following the written subrpission of Executive's resignation to the Company or the date sw;h resignation is accepted by the Company.

5.5. Termination for Good Reason. Executive inay terminate his employment under this Agreement at any time for "Good Reason" (as hereinafter defined). As used herein, the term "Good Reason" shall mean, without Executive's written consent: (a) a material .reduction in Executive's Base Salary; (b) a material reduction in Executive's authority, duties or responsibilities, including· without limitation, removing Executive as EVP of Business Operations; (c) relocation by the Company of Executive's work site to a facility or location more than 25 miles from.the Executive's principal work site for the Company (unless such location is the Executive's residence); .or {d) a material breach by the Company of any of its obligations under this·Agreement or any other written agreement or covenant .with Executive. A condition ill not be considered "Good Reason" unless Executiv;, gives the Company written notice of the condition within ninety (90) days after the condition comes into existence and t]:ie Company fails 'to remedy the condition within thirty (30) days after receiving Executive's written notice, To resign for Good Reason, Executive must resign within three months .(3) months after one of the foregoing conditions has come into existence without ·Executive's -consent and has not been remedied by the·Company within its 30-day remedy deadline.

5.6. Surrender of Records and Properly. Subject to Section 8 (License), upon termination of his ·employment with the Compaµy, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms,_ documents, letters, memoranda,. notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business,: strategies, products, .practices, processes, policies or techniques of the Company, and all o,ther property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company  that in any of these cases are in his possession or under his control,.and Executive shall also remove all such information from any personal computers.that h owns or controls.

6. Compensation upon the Termination of Executive's Emploxment.

6.1. In the event that Executive's employment is terminated pursuant to Section 5.3 (Terminat1on for Cause) or 5.4 (Resignati@.) then Executive shall be entitled to receive a pro rata amount of Executive's then current.Base Salary through the date his employment is terminated, but no other compensation of any-ki.nd or amount. Such pro rata amount shall be determined liy the ratio. of the' number of,days of the calendar year that have passe_d as of the termination date to 365.- Any shares awqrded in excess of such amount shall be redeemed by thci Company. for $1..

6.2. In the event Executive's employment is terminated pursuant to Section 5.2 (Death), Ex·ecutive's benefici.ary or..a beneficiary designated ,by Executive in writing to the Company, or in the absen_ce of such beneficiary, Executive's estate, shall be entitled to receive Executive's then current Base Salary through the end of the month in which his death occurs, but no other compensation of any kind or amount.

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6.3. Subject to Section 6.4 (Conditions), in the event Executive's employment is terminated by the Executive pursuant to.Secticm 5.5 (Termination for Good Reason) or by the Company pursuant to Section 5. (Disability), then Executive shall be entitled to receive Executive's then current Base· Salary through the date his employment is terminated, and the Company shall pay lo E ecutive, as a severance allowance, the following amounts (together the "Severance Payments"), and shall amend any stock option award agreement or other equity award agreement (each an "Option Agreement") between the Company and Executive as follows, but shall pay no other compensation or benefits of any kind.

6.3.1. Company shall pay to Executive, Executive's one time then current monthly Base Salary for a period of twelve (12) months beginning upon Executive's satisfaction of the Conditions (the :"Severance Period''), paid on the Company's regular paydays throughout the Severance Period.

6.3.2. Company shall pay for Executive's benefit, if'Executive elects to continue Executive's health insurance ·coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following ·the termination of Executive's. employment, Executive's monthly premium (including any premiums related to Executive's eligible dependents) under COBRA  until the earliest of (a) the close of the Severance Period, (b) the expiration: of Executive's continuation of coverage under COBRA, or (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage_ in connection with new employment.

6.3.3. Company shall pay to Executive upon the earlier of (a) the date that is sixty (60) days after ·termination of Executi'(e's' employment and (b) Executive's satisfaction of the Cond.itions (defined below), any amounts payable under any Company bonus plans in which Executive' is eligible to participate as of the date of the termination ofhis employment, after p o rating any applicable targets, quotas, and bonus payments. as of the termination date, regardless when such bonus may be due under the bonus plan.

6.3.4. Company shall amend, immediately prior to· the effectiveness of the termination ofExectitive's employment, each Option Agreement (a) to make 100% of tlie then unv sted shares subject to·each ·option Agreement fully vested and fully exercisable,   (b) ·to terminate . any rights the Con;ipany   may have to repurchase unvested _shares and (c) to permit Executive to exercise the options provided by each ' Option  Agreement  for  a  period  of  two  (2)  years  following  the  termination  of Executive's employinent.

Notwithstanding anything herein to the c0ntrary, the Company shall begin COBRA payments as soon as nec ssary for Executive to continue coverage, even if Executive has yet to meet the Conditions (as defined below); provided· that this obligation shall not extend more than sixty (60) days from the date of termination of Executive's employment.

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6.4. Conditions. The Company's obligation to pay the Severance Payments will not apply. unless (a) Executive has complied with Section 5.7 (Surrender of Records and Property), (b) Executive has resigned as a member of th.e Company's Board and the boards of directors of any ·company subsidiaries, if applicable, and (c) Executive has executed the Company's standard release agreement (the "Release") that includes (i) a full mutual release of all ciaims by both parties and (ii) non-disparagement of either party by the other (collectiyely, clauses (a} thrciugh (c) of this Section 6.4 are the "Conditions"): The Company will deliver the Release (executed by the Company) to Executive- within ten (10) days of termination of Executive's employment. The Executive must satisfy,_ the Conditions within sixty (60) ·days of termination of Executive's employment.

7. Change of Control.

7.1. Definition of Change of Controi. As used herein, a ''Change of Control" shall means: (a) the ·sale, iransfer, or other <lispos,tioQ of all· or substantially all of the Company's assets, (b) any merger,· coilsolidatioµ or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of.the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or· by .their being converted into shares of voting capital stock- of 'the surviving. entity) ·a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a-majority of the voting power of the then.outstanding shares of capital stock of the Company. A. transaction shall not constitute a Change of Control if its sole purpose _is to change the state of the Com'pany' incorporation or to create a holding company ili.at will be owned in substantially the sam proportions by the persons who held the Company's se urities immediately before such transaction.

7.2. Change of Control Bonus. In the event of a Change of Control, the Company shall, within thirty (30) days after occurrence .of the Change of Control, pay Executive a lump sum _amount equal to Executive's then current arinual Base.Salary.

7.3. Vesting Acceleration. ··rn ·the event of a Change of Control, and notwithstanding the pr9visions of any Option Agreemen_t to the contrary, immediately prior to such Change of Control, one hundred percent (.1QO¾) of the then unvested shares subject to each Option Agreement \\Till fully vest and become fully' _exercisable, and any Company rights of repurchase of unvested shares with respect thereto will fully lapse, as of the closing date of the Change of Control. The Company· shall also amend each Option Agreement to permit Executive to exerc.ise the options provided by each Option Agreement for a peripd of ten (10) years following the termination of Executive's employment.

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7.4. Benefit Plans Following· a Change of Control. In the event of a Change of Control following. which the Company (or the surviving entity) continues to employ Executive and the Company (or the surviving entity) offers benefit plans that are less favorable to Executive and Executive's .eligible dependents than the Benefit Plans Executive and Ekecutive' s dependents had immediately prior to the Change of Control, the Company (or the surviving entity) will reimburse ];:xecutive for any expenses he incurs to indepei;idently acquire additional coverage under·a third•party plan to cover such deficit in benefits for up to a one (1) year period up to a maximum of $12,000.

7.5. Severance Payments Following a Change of Control. In the event of a Change of Control following which the Corripanf (or the surviving entity) continues to employ Executive, in the event Executive's employment is termfriated by the Executive pursuant to Section 5.5 (Termination for Good Reason), the C mpany (or the surviving entity) shall pay the Severance Payments to Ex cutive in accordance with Section 6.3 above.

8. Successors.

8.1. The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, .merger, acquisition, consolidation, liquidation or otherwise) to all or substantially all.of the Compai;iy's business and/or assets shall assume the obligations of the Company under this Agreement and agree expressly to perform the obligations of the Company under this Agreement in the'same manner and to the same extent as the Company would be required to perform such obligations in the absence of a success10n.

8.2. Executive's Successors. The tertns of this Agreement and all rights of Executive hereunder shall inure .to the benefit of, aJ).d be enforceable by, Executive's personal or legal representatives·, executors, administrators; successors, heirs, distributes, devisees and legatees.

9. Other Provisions.

9.1. Code Section 409A. For-purposes of Section 409A Internal Revenue Code, as amended ("Sectiori 409A"), Executive hereby elei;ts to re9eive, and the Company hereby agrees to pay, each amount payable under tliis Agreement- at the times, and on the terms and conditions, set fprth herein,. Nqtwithstanding the foregoing, if Section 409A would impose any adc\itional tax on payments wiihin the ·-first six (6) months following Executive's Separation from Service (as defined in Section 409A), such payments shall .he del.ayed to -the minimum extent necessary to avoid such additional tax. Any delayed payments shall be paid in a lump sum on the first day of the seventh (7th) month after Executive's Separation from Service.

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9.2. Governing -Law. This Agreement is made under and shall be governed by and construed in accordance with·the laws of the State of Delaware without reference to conflicts of law provisions thereof.

9.3. Indemnification: The Company shall indemnify the Executive - and advance all such funds required to indemnify to the Executive - to the -fullest extent permitted by Delaware law. against all judgments, settlement payments, fines, and other reasonable costs and expenses, including but not limittid to attorney _fees, in connection with the defense of any action, suit, or proceeding that is brought or threatened in which the Executive is party or is otherwise involved because of Executive's employment by the Company as a director, officer, employee, or agent of the· Company or any affiliate, without limitation; this includes but is not limited to any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed -proceeding; whether civil, criminal, administrative, or investigative, whether by a_third party, by or in the right of the eompany, or by Executive to enforce any rights under this Agreemenf or otherwise against the Company or its affiliates. Executive and Executive's actions shall _be presumed to meet a "minimum standard of conduct", and Company or such third party claimant shall bear the burden to prove otherwise. This right of indemnification shall be in addition to any rights that the Executive may otherwise be entitled to under· the bylaws of the Corporation, state or federal law,· or otherwise. This indemnification obligation shall apply even if the Executive is found to violate or ·fall below any "minimtun standard of conduct". If Executive niust bring suit against the Comp ny to· enforce the provisions of this Agreement, the Company shall also indemnify l;':xecutive and advance funds to indemnify Executive fot same.This Section 9.3, and its subse"ctions, shall survive the termination of this Agreement. Notwithstanding the foregoing, no indemnity shall be paid by the Company:

a. on account of any_ suit in which jucjgme t fs -rendered against Executive for an accounting of profits rriade fi;om the purchase or sale by Executive of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of.1.934, as amended, or similar ptovisions of any federal, state or local statutory law;

b. on account f Executive's conduct which·. is finally adjudged to have been knowingly fraudulent or deliberately .dishonest·, or to constitute willful misconduct;

c. on account of Executive's conduct which is finally adjudged to have constituted a breac.h of Executive's duty of loyalty to the Company or resulted in any personal profit or advantage to wli.ich. Executive as. not l.egally entitled;

d. for which payment is actually made to Ex cutive under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement; ·

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e. or in connection with any proceeding (or part thereof) initiated by Executive, or any proceeding by Executive against the Company or its directors, officers, employees or other indemnities (other than any proceeding brought to enforce Section 9.3 of this· Agreement), unless (i) sµch indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is_provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under applicable law, or (iv) the proceeding is.initiated pursuant to Section 9.3 hereof.

9.4. Prior Agreement-s. This Agreement contains the entire agreement of the parties relating to the subject. matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations, or ·warranties relating to the subject matter of this Agreement which are not set forth herein. ·

9.5. Withholding Taxes and Right of Offset. The Company may withhold from all payments and benefits under this. Agreement all federal, state, city, or other taxes as shall be required pursuant to any iaw or governmental regulation or ruling. Executive agrees that the Company may offset any payments . owed to Executive pursuant to this Agre ment or otherwise against,any amounts owed by Executive to the Company.

9.6. No Duty to Mitigate. Execuiive ·shall not be required to mitigate the amount of any payment contemplated by this Agreement; nor shall any such payment be reduced by any earnings that Executive· may receive from any other source.

9.7. Amendments. No arr)endrnent or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.

9.8. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not·form a part'of this Agreement.

9.9. No  Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there.be any .estoppel to enf9 pe any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sougl;tt. Any written waiver shall not be deemed a continuing waiver_ unless specifically stated, shall operate only ·a to the specific term or condition waived, and shall·not con titute a waiver of such term. or condition for the future or as to any. act other than that spec.ifically w.aived.

9.10. ·Severability. To the ex\ent any provision of this Agreement shall be invalid or unenforceablt;, it·shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement-shall be unaffected and shall continue in full force and effect.

9.11. Survivability. Sections 6, 7, 8, ans 9 of this Agreement shall survive the termiriation of this Agreement and the :termination of Executive's employment with the Company.

9.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, ·but all of hich:together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the day and year set forth above.

"Company":

SOBR Safe, Inc., a Delaware corporation

By:	David Gandini
Title:	Chief Executive Officer

"Executive":

Scott Bennett

Scott Bennett, an individual

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